Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CALLWAVE, INC.

CALLWAVE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED: That the Corporation’s Certificate of Incorporation be amended by amending and restating Article V thereof to read in its entirety as follows:

“The number of directors that constitutes the entire Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next annual meeting of the stockholders and until his or her respective successor shall have been duly elected and qualified.”

RESOLVED, FURTHER: That effective as of the date of the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation, the directors of the Corporation shall cease to be divided into Classes and the term of office for which each director then in office shall be deemed to have been elected shall expire at the next annual meeting of the stockholders or when his or her respective successor shall have been duly elected and qualified.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, CallWave, Inc., has caused this Certificate of Amendment to be executed by the undersigned, its authorized officers, on this 18th day of December, 2006.

/s/ David F. Hofstatter
David F. Hofstatter, President

/s/ David S. Trandal
David S. Trandal, Secretary